EXHIBIT 99.3

PHOTRONICS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)

	October 28	October 29
	2007	2006
Assets
Current assets:
Cash, cash equivalents and short-term
investments of $5,657 in 2007 and $69,899 in 2006	$151,706	$199,324
Accounts receivable	68,248	84,299
Inventories	17,716	19,209
Other current assets	9,315	16,055

Total current assets	246,985	318,887

Property, plant and equipment, net	531,578	443,637
Goodwill	138,534	138,534
Investment in joint venture	67,900	64,365
Other intangibles, net	68,835	71,763
Other assets	5,948	8,497
	$1,059,780	$1,045,683

Liabilities and Shareholders' Equity
Current liabilities:
Current portion of long-term debt	$4,482	$86,903
Accounts payable and accrued liabilities	145,897	104,293

Total current liabilities	150,379	191,196

Long-term debt	191,253	170,288
Deferred income taxes and other liabilities	14,399	23,920
Minority interest	49,465	45,997

Shareholders' equity	654,284	614,282
	$1,059,780	$1,045,683